Exhibit 99.1

Enservco Corporation Reports Results for First Quarter 2024

~ Posted Increase in Year-Over-Year Revenues, Segment Profit and Net Income ~

~ Grew Adjusted EBITDA by 125% from Q1 2023 ~

LONGMONT, Colo., May 15, 2024 (GLOBE NEWSWIRE) – Enservco Corporation (NYSE American: ENSV) (“Enservco”, or the “Company”), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced operational and financial results for the first quarter of 2024.

FINANCIAL SUMMARY

(in 000’s, except per share data)

	Q1 2024	Q1 2023		% Change
Revenues	$9,792		$8,912	10%
Production services	$2,485		$2,863	(13%)
Completion and other services	$7,307		$6,049	21%

Segment profit	$3,261		$2,015	62%
Production services	$364		$546	(33%)
Completion and other services	$2,897		$1,469	97%

Income (loss) from operations	$1,262	$	(459)	NM

Net income (loss)	$740	$	(1,004)	NM
Per diluted share	$0.03	$	(0.07)	NM

Adjusted EBITDA(1)	$2,222		$986	125%

NM: Not meaningful.

(1)	A non-GAAP financial measure; see the “Non-GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.

Q1 2024 HIGHLIGHTS

●	Grew revenues 10% from Q1 2023 with the Company’s primarily seasonal-focused completions services revenue increase partially offset by a production services revenue decrease;

●	Drove segment profit increase of 62% year-over-year primarily due to overall top-line growth complemented by execution of further operating efficiency initiatives and related cost savings;

●	Reduced general and administrative expenses 18% from prior year;

●	Improved profit position to net income of $0.7 million, or $0.03 per diluted share – an increase from a net loss of $1.0 million, or $0.07 per diluted share, for Q1 2023;

●	Increased year-over-year Adjusted EBITDA by 125% to $2.2 million;

●	Announced agreement to acquire Buckshot Trucking LLC, an experienced and profitable energy logistics business (the “Transaction”);
○

Expected to generate increased operational and financial flexibility with addition of year-round business highlighted by significant growth opportunities and non-dependence on weather related business; and

○	Evaluating various financing alternatives with closing of the Transaction targeted in early Q3 2024.

MANAGEMENT COMMENTARY

Rich Murphy, the Company’s CEO and Chairman stated “We kicked off 2024 on a strong note with first quarter results that materially exceeded the prior year across the board on key financial metrics, including revenues, segment and operating profit, and net earnings. Also included was 125% year-over-year growth in Adjusted EBITDA. Significantly contributing to our first quarter 2024 results was more than a 95% increase in profit from our completions services segment that primarily reflects solid performance from our seasonal-based frac water heating offerings. As we have discussed in the past, this business is very winter weather-dependent, and we were fortunate to have a colder first quarter this year versus the same period in 2023. This was partially offset by a decrease in profit in our production services segment. I want to thank the entire workforce – and especially our employee team – for their continued hard work and dedication as we continue to execute on internal and external initiatives designed to enhance our business mix and promote future success.”

Murphy continued, “While the first quarter benefited from improved seasonal conditions for our frac water heating services business, our performance during the period also highlighted our efforts to drive further improvements throughout the Company. These initiatives were muti-faceted and included reducing our footprint to focus only on operations that provide the best economic returns, lowering costs and streamlining processes throughout the organization, and taking necessary steps to enhance the Company’s financial outlook. Combined with our pending acquisition of Buckshot, we believe Enservco will be in a much-improved position in the marketplace and with the investment community. We look forward to evaluating and executing additional opportunities that further evolve our business away from seasonal to more year-round activities designed to drive long-term cash flow generation, profitability, and shareholder value.”

Q1 2024 FINANCIAL RESULTS

Total revenues were $9.8 million – 10% higher than $8.9 million in the same quarter last year.

●

Production services revenue, which includes hot oiling and acidizing services, decreased to $2.5 million from $2.9 million in the same quarter last year, primarily due to decreased acidizing services in the Company’s Texas region, combined with decreased hot oiling activity levels in Enservco’s Pennsylvania and Texas regions. Production services generated a segment profit of $0.4 million compared to a segment profit of $0.5 million in Q1 2023.

●

Completion services revenue, which is primarily seasonal-focused frac water heating services, grew to $7.3 million from $6.0 million in the prior year quarter. Primarily driving the increase was colder weather in 2024 relative to the prior year that led to increases in frac water heating service activity levels. In addition, service price increases in the Company’s Pennsylvania and Colorado regions contributed to the growth in year-over-year revenue. Completion services generated a segment profit of $2.9 million compared to a profit of $1.5 million in the same quarter last year.

Operating profit improved to $1.3 million versus an operating loss of $0.5 million in Q1 2023. In addition to a significant improvement in the Company’s combined segment results, year-over-year performance benefitted from an almost $0.3 million – or 18% – decrease in general and administrative expenses primarily due to reduced legal costs substantially associated with Enservco’s successful shareholder litigation matter.

The Company reported net income of $0.7 million, or $0.03 per diluted share, compared to a net loss of $1.0 million, or $0.07 per diluted share, in the prior year.

Adjusted EBITDA was $2.2 million versus $1.0 million for Q1 2023 – a 125% year-over-year increase.

BUCKSHOT TRANSACTION & OTHER UPDATES

Enservco expects to close the Transaction in early Q3 2024, with the Company currently evaluating financing alternatives. Following closing, Enservco looks forward to quickly integrating Buckshot’s assets and operations into the broader organization. The Company remains excited about the opportunities afforded by the addition of this year-round business that has strong margins and cash flow visibility, coupled with growth prospects.

Separately, Enservco continues to explore strategic initiatives to reduce reliance on its seasonal frac water heating services business and invest in opportunities that generate solid cash flow and provide visible near and long-term growth.

CONFERENCE CALL & ADDITIONAL INFORMATION

The Company has scheduled a conference call on Thursday, May 16, 2024 at 9:30 a.m. ET to discuss its first quarter 2024 operational and financial results. To participate, interested parties should dial 888-506-0062 at least five minutes before the call is to begin. Please reference the “Enservco First Quarter 2024 Earnings Conference Call” or use the participant access code of 623631. International callers may participate by dialing 973-528-0011. The call will also be webcast and available on Enservco’s website at www.enservco.com under “Investors” on the “Events” page.

In addition, interested parties can participate through the webcast by accessing the following link:

https://www.webcaster4.com/Webcast/Page/2228/50645

Like callers, participants should access the webcast at least five minutes prior to start time. In addition, a replay of the webcast will be available following the call through the above link.

ABOUT ENSERVCO

Enservco provides a range of oilfield services through its various operating subsidiaries, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering major domestic oil and gas basins across the United States. Additional information is available at www.enservco.com. On March 20, 2024, the Company announced an agreement to purchase Buckshot Trucking LLC, an energy logistics provider in multiple key oil and gas basins (the “Buckshot Acquisition”). The Buckshot Acquisition is scheduled to close in the second quarter of 2024. When closed, the Buckshot Acquisition would provide Enservco with a growing business that is not weather dependent, allow the Company to enter steady year-round logistics, provide an expanded operating footprint, and improve cash flow visibility.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2023, and subsequently filed documents with the Securities and Exchange Commission (“SEC”). Forward looking statements in this news release that are subject to risks related to, among other things, closing of the Buckshot Acquisition on anticipated terms and timing, and the ability of Enservco to successfully integrate Buckshot’s market opportunities, personnel and operations and to achieve expected benefits. Enservco disclaims any obligation to update any forward-looking statement made herein.

CONTACT

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com

ENSERVCO CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31,
	2024	2023
Revenues:
Production services	$2,485	$2,863
Completion and other services	7,307	6,049
Total revenues	9,792	8,912

Expenses:
Production services	2,121	2,317
Completion and other services	4,410	4,580
Sales, general, and administrative	1,232	1,503
Severance and transition	-	1
Gain on disposal of assets	-	(1)
Depreciation and amortization	767	971
Total operating expenses	8,530	9,371

Income (loss) from operations	1,262	(459)

Other (expense) income:
Interest expense	(578)	(590)
Other income	56	29
Total other expense, net	(522)	(561)

Income (loss) before taxes	740	(1,020)
Deferred income tax benefit	-	16
Net income (loss)	$740	$(1,004)

Net income (loss) per share:
Basic	$0.03	$(0.07)
Diluted	$0.03	$(0.07)

Weighted average number of common shares outstanding:
Basic	26,934	14,808
Diluted	30,284	14,808

ENSERVCO CORPORATION AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$474	$201
Accounts receivable, net	4,248	4,190
Prepaid expenses and other current assets	870	1,047
Inventories	219	209
Note receivable	75	75
Total Current Assets	5,886	5,722

Property and equipment, net	6,235	6,923
Intangible assets, net	67	-
Right-of-use asset - finance, net	6	9
Right-of-use asset - operating, net	759	891
Note receivable, less current portion	125	144
Other assets	182	183

Total Assets	$13,260	$13,872

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$3,104	$4,285
Utica Facility	1,684	1,595
LSQ Facility	2,739	2,472
November 2022 Convertible Note, related party	1,079	1,027
September and October 2023 Convertible Notes, related parties	1,660	-
Lease liability - finance	6	10
Lease liability - operating	395	441
Other current liabilities	200	198
Total Current Liabilities	10,867	10,028

Utica Facility, less current portion	1,075	1,690
September and October 2023 Convertible Notes, related parties, less current portion	-	1,656
Utica Residual Liability	293	256
Lease liability - finance, less current portion	10	6
Lease liability - operating, less current portion	436	528
Deferred tax liabilities	222	222
Other non-current liabilities	7	58

Total Liabilities	12,910	14,444

Commitments and Contingencies

Stockholders' Equity (Deficit):
Preferred stock, $0.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.005 par value, 100,000,000 shares authorized; 27,362,742 and 26,592,637 shares issued as of March 31, 2024 and December 31, 2023, respectively; 6,907 shares of treasury stock as of March 31, 2024 and December 31, 2023; and 27,355,835 and 26,585,730 shares outstanding as of March 31, 2024 and December 31, 2023, respectively	135	131
Additional paid-in capital	49,148	48,970
Accumulated deficit	(48,933)	(49,673)
Total Stockholders' Equity (Deficit)	350	(572)

Total Liabilities and Stockholders' Equity (Deficit)	$13,260	$13,872

ENSERVCO CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31,
	2024	2023
Operating Activities:
Net income (loss)	$740	$(1,004)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	767	971
Gain on disposal of equipment	-	(1)
Stock-based compensation	76	196
LSQ Facility interest paid-in-kind	126	-
Amortization of debt issuance costs and discount	77	70
Deferred income tax benefit	-	(16)
Changes in operating assets and liabilities:
Accounts receivable	(58)	243
Inventories	(10)	(1)
Prepaid expense and other current assets	178	481
Amortization of operating lease assets	132	139
Other assets	1	17
Accounts payable and accrued liabilities	(924)	(1,189)
Operating lease liabilities	(138)	(143)
Other liabilities	92	(242)
Net cash provided by (used in) operating activities	1,059	(479)

Investing Activities:
Purchases of property and equipment	(77)	(49)
Proceeds from disposals of property and equipment	-	9
Purchase of intangible	(67)	-
Collections on note receivable	19	25
Net cash used in investing activities	(125)	(15)

Financing Activities:
Proceeds from February 2023 Offering, net	-	2,952
Net LSQ Facility borrowings (repayments)	140	(334)
Utica Facility repayments	(545)	(294)
Repayments of long-term debt	-	(15)
Payments on financed insurance	(256)	(79)
Net cash (used in) provided by financing activities	(661)	2,230

Net Increase in Cash and Cash Equivalents	273	1,736

Cash and Cash Equivalents, beginning of period	201	35

Cash and Cash Equivalents, end of period	$474	$1,771

NON-GAAP INFORMATION

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest taxes, depreciation, and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net loss in the table below. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

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